--------------------------------------------------------------------------------


      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2001
                                                   REGISTRATION NO. ____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                              LSB BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)



                 NORTH CAROLINA                               56-1348147
          (State or other Jurisdiction                     (I.R.S. Employer
        of Incorporation or Organization)               Identification Number)


                 ONE LSB PLAZA, LEXINGTON, NORTH CAROLINA 27292
                    (Address of principal executive offices)
                              ---------------------

                              LSB BANCSHARES, INC.
                        1996 OMNIBUS STOCK INCENTIVE PLAN
                            (Full title of the Plan)
                              ---------------------

                                 Robert F. Lowe
                      President And Chief Executive Officer
                              LSB Bancshares, Inc.
                                  One LSB Plaza
                         Lexington, North Carolina 27292
                                 (336) 248-6500
           (Name, address, and telephone number of agent for service)
                              ---------------------

                                 With a copy to:
                             David E. Johnston, Esq.
                           Collier Shannon Scott, PLLC
                        227 West Trade Street, Suite 2020
                         Charlotte, North Carolina 28202
                                 (704) 373-9946

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                    Proposed maximum        Proposed maximum
       Title of securities       Amount to be        offering price        aggregate offering       Amount of
        to be registered        registered (1)        per share(2)              price(2)        registration fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $5 par value
      per share                 750,000 shares           $12.445               $9,333,750           $2,333.44
================================================================================================================

(1) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(c) on the basis of $12.445 per share, which was the average of the high and low prices of the Registrant's Common Stock on May 9, 2001, as reported on the Nasdaq National Market System.

================================================================================

                                EXPLANATORY NOTE

The Registrant is filing this Registration Statement to register an additional 750,000 shares of its Common Stock, which may be issued under the Registrant's 1996 Stock Incentive Plan. These shares are of the same class as other securities of the Registrant for which a Registration Statement on Form S-8 (No. 333-40561) is already effective. The contents of Registration Statement No. 333-40561 are incorporated herein by reference.

                                     PART I

The Registrant has omitted the information required by Part I of Form S-8 relating to the 1996 Stock Incentive Plan of the Registrant in accordance with the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

                  The following documents filed by LSB Bancshares, Inc. (the "Registrant") with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

                  (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

                  (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

                  (c) The descriptions of the Registrant's Common Stock and of the rights plan adopted by the Registrant on February 10, 1998 contained in LSB Bancshares' Registration Statements on Form 8-A filed pursuant to
                           Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating any such descriptions.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

                  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith; and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contact upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

                  Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director, and (iii) a corporation may indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

                  In addition to and separate and apart from the indemnification rights discussed above, the statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

                  As permitted by North Carolina statutory provisions, Article 8 of the Bylaws of the registrant provides as follows:

                  SECTION 1. Indemnification Provisions. Any person who at any time serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a "Claimant"), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a "proceeding"), arising out of that person's status as such or that person's activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant's activities which were at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

                  SECTION 2. Definitions. As used in this Article, (a) "liabilities" shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding subject, however, to Section 3 of this Article 8; (b) "litigation expenses" shall include, without limitation, (1) reasonable costs and expenses and attorneys' fees and expenses actually incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys' fees and expenses in connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part; and (c) "disinterested directors" shall mean directors who are not party to the proceeding in question.

                  SECTION 3. Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation's written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

                  SECTION 4. Litigation Expense Advances. (a) Except as provided in subsection (b) below, any litigation expenses shall be advanced to any Claimant within 30 days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the Claimant to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The secretary shall promptly forward notice of the demand and undertaking immediately to all directors of the corporation.

                  (b) Within 10 days after mailing of notice to the directors pursuant to subsection (a) above, any disinterested director may, if desired, call a meeting of all disinterested directors to review the reasonableness of the expenses so requested. No advance shall be made if a majority of the disinterested directors affirmatively determines that the item of expense is unreasonable in amount; but if the disinterested directors determine that a portion of the expense item is reasonable, the corporation shall advance such portion.

                  SECTION 5. Approval of Indemnification Payments. Except as provided in Section 4 of this Article, the board of directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by Section 1 of this Article, including, without limitation, making a good faith evaluation of the manner in which the Claimant acted and of the reasonable amount of indemnity due the Claimant. In taking any such action, any Claimant who is a director of the corporation shall not be entitled to vote on any matter concerning such Claimant's right to indemnification.

                  SECTION 6. Suits by Claimant. No Claimant shall be entitled to bring suit against the corporation to enforce his rights under this Article until sixty days after a written claim has been received by the corporation, together with any undertaking to repay as required by
         Section 4 of this Article. It shall be a defense to any such action that the Claimant's liabilities or litigation expenses were incurred on account of activities described in clause (b) of Section 1, but the burden of proving this defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of the action to the effect that indemnification of the Claimant is proper in the circumstances, nor an actual determination by the corporation that the Claimant had not met the standard of conduct described in clause (b) of Section 1, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

                  SECTION 7. Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article or corresponding provisions of predecessor bylaws is or has been in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein or therein. The right of indemnification provided herein or therein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder, and the right shall not be exclusive of any other rights to which the person or legal representative may be entitled apart from this Article.

                  SECTION 8. Scope of Indemnification Rights. The rights granted herein shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

                  As permitted by applicable statutes, the registrant has purchased a standard director and officer liability insurance policy that will, subject to certain limitations, indemnify the registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.

                  The indemnification provisions in the Bylaws may be sufficiently broad to permit indemnification of the registrant's officers and directors for liabilities arising under the 1933 Act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.  EXHIBITS.

Exhibit No.       Description

     4.1          Articles of Incorporation of the Registrant, as amended

     4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K, dated March 28, 1996 (Commission File No. 000-11448))

     4.3 Rights Agreement, dated as of February 10, 1998 between LSB Bancshares, Inc. and Wachovia Bank, NA (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 6, 1998, Registration No. 000-11448).

     4.4 LSB Bancshares, Inc. 1996 Omnibus Stock Incentive Plan (incorporated herein by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on November 19, 1997, (Commission File No. 333-40561)

     4.5          Amendment No. 1 to LSB Bancshares, Inc. 1996 Omnibus Stock
                  Incentive Plan

     5            Opinion of Collier Shannon Scott, PLLC

     23.1         Consent of Collier Shannon Scott, PLLC (included in Exhibit 5)

     23.2         Consent of Turlington and Company, LLP

     24           Power of Attorney (included in the signature page hereof)

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on this 16th day of May, 2001.


                                         LSB BANCSHARES, INC.

                                         By:  /s/ Robert F. Lowe
                                              ----------------------------------
                                              Robert F. Lowe
                                              Chairman, President and Chief
                                              Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert F. Lowe and Monty J. Oliver, and each of them (with full power each to act alone), as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                            TITLE                        DATE
---------                            -----                        ----

/s/ MICHAEL S. ALBERT                Director                     May 16, 2001
--------------------------------
Michael S. Albert

/s/ PEGGY B. BARNHARDT               Director                     May 16, 2001
--------------------------------
Peggy B. Barnhardt

                                     Director
--------------------------------
Leonard H. Beck

                                     Director
--------------------------------
Marvin D. Gentry

                                     Director
--------------------------------
Samuel R. Harris

/s/ WALTER A. HILL, SR.              Director                     May 16, 2001
--------------------------------
Walter A. Hill, Sr.

                                     Director
--------------------------------
Sue H. Hunter

/s/ ROBERT F. LOWE                   Chairman of the Board,       May 16, 2001
--------------------------------     President and Chief
Robert F. Lowe                       Executive Officer

/s/ MONTY J. OLIVER                  Secretary, Treasurer and     May 16, 2001
 -------------------------------     Chief Financial Officer
Monty J. Oliver

/s/ H. FRANKLIN SHERRON, JR.         Vice President               May 16, 2001
 -------------------------------
H. Franklin Sherron, Jr.

/s/ DAVID A. SMITH                   Director                     May 16, 2001
--------------------------------
David A. Smith

/s/ ROBERT B. SMITH, JR.             Director                     May 16, 2001
--------------------------------
Robert B. Smith, Jr.

/s/ BURR W. SULLIVAN                 Director                     May 16, 2001
--------------------------------
Burr W. Sullivan

                                     Director
--------------------------------
Roberts E. Timberlake

/s/ LLOYD G. WALTER, JR.             Director                     May 16, 2001
--------------------------------
Lloyd G. Walter, Jr.

/s/ JULIUS S. YOUNG, JR.             Director                     May 16, 2001
--------------------------------
Julius S. Young, Jr.

                                  EXHIBIT INDEX



    EXHIBIT NO.                         DESCRIPTION
    -----------                         -----------

         4.1      Articles of Incorporation of the Registrant, as amended

         4.2 Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-K, dated March 28, 1996 (Commission File No. 000-11448))

         4.3 Rights Agreement, dated as of February 10, 1998 between LSB Bancshares, Inc. and Wachovia Bank, NA (incorporated by reference to Exhibit 1 to the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 6, 1998, Registration No. 000-11448)

         4.4 LSB Bancshares, Inc. 1996 Omnibus Stock Incentive Plan (incorporated herein by reference to the Registrant's Registration Statement on Form S-8, filed with the Commission on November 19, 1997, (Commission File No. 333-40561)

         4.5 Amendment No. 1 to LSB Bancshares, Inc. 1996 Omnibus Stock Incentive Plan

         5        Opinion of Collier Shannon Scott, PLLC

         23.1     Consent of Collier Shannon Scott, PLLC (included in Exhibit 5)

         23.2     Consent of Turlington and Company, LLP

         24       Power of Attorney (included in the signature page)